Exhibit 35.13

Commercial Mortgage Servicing
D1050-084, 8th Fl
401 South Tryon Street
Charlotte, NC 28202
1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2018, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, AEGON USA REALTY ADVISORS, LLC, as Special Servicer, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, Paying Agent and Custodian and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor with respect to COMM 2018-HOME Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.07 of this Agreement, I, Leslie Hayton, Managing Director of Commercial Mortgage Services do hereby certify that:

1.

A review of the activities of the Master Servicer during the period from June 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

Leslie Hayton

Managing Director

Wells Fargo Bank

Wells Fargo Bank, N.A.